Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - February 24, 2010

J. Downey Bridgwater, Chairman,

President & Chief Executive Officer,

(713) 507-2670

Zach L. Wasson, Executive Vice President &

Chief Financial Officer, (713) 507-1297

Chris Reid, Vice President

Investor Relations (713) 507-2873

Sterling Bancshares Announces Pricing of Common Stock Offering

HOUSTON, TX, February 24, 2010 – Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has priced a public offering of 17.4 million shares of common stock to the public at $4.60 for total gross proceeds of approximately $80.0 million. Sterling expects to close the sale of the shares of common stock on March 2, 2010, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 2.6 million shares of common stock from Sterling at the offering price, less underwriters’ discounts and commissions. Morgan Stanley & Co. Incorporated is serving as sole book-running manager for the equity offering. Sandler O’Neill + Partners, L.P. is acting as co-manager for the equity offering.

Sterling has filed a registration statement (including prospectus) with the Securities and Exchange Commission for the equity offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying base prospectus and other documents Sterling has filed with the Securities and Exchange Commission for more complete information about Sterling and the equity offering.

These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively a copy of the preliminary prospectus supplement and accompanying base prospectus for the equity offering may be obtained from Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick St, 2nd Floor, New York, NY 10014, telephone (866) 718-1649, or by e-mailing prospectus@morganstanley.com.

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $4.9 billion, which operates 58 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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